Exhibit 99.1

DPAC Technologies Reports Financial Results for Second Quarter 2010

HUDSON, Ohio--(BUSINESS WIRE)--August 16, 2010--DPAC Technologies Corp. (OTCBB: DPAC), a leader in device networking and connectivity solutions, today reported results for its second quarter ended June 20, 2010.

Second Quarter Operating Results

The Company reported revenue of $1.98 million for the second quarter of 2010, compared with $1.72 million for the second quarter of 2009, an increase of $267,000 or 16%, and exceeded first quarter 2010 revenue by $215,000 or 12%.

  Revenue related to the Company’s Device Connectivity products decreased by $13,000, or 1%, from the quarter ended June 30, 2009.
  Revenue from the Company’s Device Networking products, including the Airborne 802.11 product line, increased by $280,000, or 38%, from the quarter ended June 30, 2009.

Gross margin percentage for the second quarter increased to 42.8%, compared to 37.3% for the same period of 2009. The increase in margin was due to improvements in product mix, resulting in lower direct material costs as a percentage of sales as well as increased efficiencies in our operations.

Total operating expenses incurred in the second quarter of 2010 of $818,000 decreased by $54,000, or 6%, from the previous year period. The decrease was due primarily to decreases in sales and marketing expenses of $49,000 and R&D expense of $21,000, offset by an increase of G&A expenses of $7,000 and an increase of expense due to Amortization of intangible assets of 10,000.

The Company reported income from operations of $32,000 as compared to an operating loss of $230,000 for the second quarter of 2009 and an operating profit of $57,000 for the first quarter of 2010. The Company reported a net loss of $93,000 as compared to a net loss of $378,000 for the prior year’s second quarter and a net loss of $96,000 for the first quarter of 2009.

Results for the Six Months Ended June 30, 2010

For the six months ended June 30, 2010, the Company reported revenue of $3.75 million compared with revenue of $3.71 million for the six months ended June 30, 2009, an increase of 1%.

  Revenue related to the Company’s Device Connectivity products for the first six months decreased by $364,000, or 16% from the six months ended June 30, 2009.
  Revenue from the Company’s Device Networking products, including the Airborne 802.11 product line, increased by $408,000, or 30% from the six months ended June 30, 2009.

Gross margin percentage for the six months ended June 30, 2010 was 45.1%, compared to 41.5% for the same period of 2009. Total operating expenses for the six months ended June 30, 2010 were $1.6 million, a reduction of $251,000 or 14%, from the six months ended June 30, 2009. The Company reported income from operations for the six months ended June 30, 2010 of $89,000 as compared to an operating loss of $316,000 for the six months ended June 30, 2009. The Company reported a net loss of $189,000 for the six months ended June 30, 2010 as compared to a net loss of $601,000 for the six months ended June 30, 2009.

Comments

Chief Executive Officer and President Steve Runkel commented, “We continued to see our business strengthen in our second quarter of 2010. Revenue increased for the third consecutive quarter, driven by 38% growth over the second quarter of 2009 revenue and 36% sequential growth over our first quarter of 2010 revenue from our Device Networking products. The order rates from our key Device Networking customers have increased significantly compared to this point in 2009 as our customers are seeing improvements in their business climates. Extended lead times and shortages of critical components resulted in an increase in the lead times for delivery of our products, delaying revenue from the second quarter later into in 2010.”

Mr. Runkel continued, “The acquisition of the Socket Serial product line at the beginning of the fourth quarter of 2009 has stabilized the revenue levels from our Device Connectivity products. While revenue from this product line is down 16% during the first half of 2010 compared to the same period in 2009, this is the result of a large shipment of product during the first fiscal quarter of 2009 to a long standing customer supporting a military application. Extended lead times and component level shortages has also impacted lead times for our Device Connectivity products.”

“The increase in revenue, along with continued focus on carefully managing our expenses, resulted in us generating non-GAAP net income of $59,000 for the second quarter of 2010 and $114,000 for the six months ended June 30, 2010. This marked the third consecutive quarter of non-GAAP profitability.” Non-GAAP net income is defined as net income before non-cash compensation expense for stock options and amortization expense for intangible assets acquired by acquisitions. Management believes this is a more relevant measurement of Company performance and cash generation potential from operations.

About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About Quatech

Quatech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

DPAC TECHNOLOGIES CORP. Summary Consolidated Balance Sheet Information (Unaudited) (In 000’s)

	June 30, 2010	December 31,
	(Unaudited)	2009
CURRENT ASSETS:
Cash	$115	$18
Accounts receivable, net	1,151	1,124
Inventories	913	1,077
Prepaid expenses and other current assets	80	74
Total current assets	2,259	2,293

Property, net	692	745
Deferred financing costs	86	102
Goodwill and intangible assets	6,782	7,027
Other assets	19	19
TOTAL	$9,838	$10,186

CURRENT LIABILITIES:
Revolving credit facility	$1,500	$1,425
Current portion of long-term debt	300	230
Accounts payable	1,091	1,514
Liability for put warrants	65	100
Other accrued liabilities	585	367
Total current liabilities	3,541	3,636

Long-term debt, net of current portion	3,199	3,267

Net stockholders' equity	3,098	3,283

TOTAL	$9,838	$10,186

DPAC TECHNOLOGIES CORP. Condensed Consolidated Statement of Operations (Unaudited) (in 000’s)

	For the quarter ended:		For the six months ended:
	June 30,		June 30,
	2010	2009	2010	2009

REVENUE	$1,985	$1,718	$3,754	$3,710

COST OF GOODS SOLD	1,135	1,076	2,062	2,171

GROSS PROFIT	850	642	1,692	1,539

OPERATING EXPENSES
Sales and marketing	190	238	365	491
Research and development	194	215	382	421
General and administrative	302	296	592	698
Amortization of intangible assets	132	123	264	245
Total operating expenses	818	872	1,603	1,855

INCOME (LOSS) FROM OPERATIONS	32	(230)	89	(316)

OTHER (INCOME)EXPENSES:
Interest expense	161	148	314	285
Fair value adjustment for warrant liability	(36)	-	(36)	-
TOTAL OTHER EXPENSES	125	148	278	285

NET LOSS	$(93)	$(378)	$(189)	$(601)

PREFERRED STOCK DIVIDENDS	113	48	225	96

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(206)	$(426)	$(414)	$(697)

NET INCOME (LOSS) PER SHARE:
Net Income (Loss) - Basic and diluted	$0.00	$0.00	$0.00	($0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	109,415	103,039	109,415	101,822

An itemized reconciliation between net earning on a GAAP basis and non-GAAP basis is as follows:

GAAP net loss	$(93)	$(378)	$(189)	$(601)
Amortization of intangibles assets	132	123	264	245
Compensation expense for stock options	20	20	39	81
Non-GAAP net income (loss)	$59	$(235)	$114	$(275)

CONTACT:
DPAC Technologies Corp.
Steve Vukadinovich, Chief Financial Officer, 330-655-9000
Steve.Vukadinovich@dpactech.com
or
Steve Runkel, Chief Executive Officer, 330-655-9000
Steve.Runkel@Quatech.com